Exhibit 99.1

ReposiTrak Second Quarter Fiscal 2026 Revenue Increases 7% to $5.9 Million;

Earnings Per Share Increases 13%

Q2 Operating Income Increases 34% to $1.8 Million, or 31% Operating Margin;

Net Income to Common Shareholders Increases 13% to $1.6 Million

Salt Lake City, UT – February 17, 2026 –ReposiTrak (NYSE: TRAK), the world's largest food traceability and regulatory compliance network, built upon its proven inventory management and out-of-stock reduction SaaS platform, today announced financial results for the second fiscal quarter ended December 31, 2025.

Second Fiscal Quarter Financial Highlights:

●	Second quarter total revenue increased 7% to $5.9 million from $5.5 million.
●	Quarterly operating expense decreased 2% to $4.0 million from $4.1 million.
●	Quarterly operating income increased 34% to $1.8 million from $1.4 million last year.
●	Quarterly GAAP net income increased 9% to $1.7 million from $1.6 million last year.
●	Quarterly net income to common shareholders was $1.6 million, up 13% from $1.5 million last year.
●	Quarterly EPS of $0.09 per basic and diluted share, compared to $0.08 per basic and diluted share in the prior year second fiscal quarter.
●	The Company finished the quarter with $28.7 million in cash and no bank debt.
●	The Company generated $3.8 million in cash from operations for the first six months of fiscal 2026.
●

On December 19, 2025, the Board declared a quarterly dividend of $0.02 per quarter ($0.08 per share annually) to shareholders of record on December 31, 2025. The cash dividends will be paid to shareholders of record on or about December 31, 2025. This dividend represents the third 10% increase in ReposiTrak’s dividend since the dividend was established. Subsequent dividends will be paid within 45 days of each fiscal quarter end.

●	During the quarter, the Company redeemed 70,093 preferred shares for the stated redemption price of $10.70 per share for a total of $749,995.
●	During the quarter, the Company repurchased and cancelled 79,927 common shares for an average price of $13.75 per share for a total of $1,098,608.

Randall K. Fields, Chairman and CEO of ReposiTrak commented, “Building upon our industry-leading ReposiTrak Traceability Network (RTN), the leading solution for automating the exchange of traceability data between trading partners, and leveraging more than two decades of expertise in the food safety industry, we have developed and filed for multiple patents on Touchless Traceability™. This is an advanced solution, augmenting the RTN, which enables retailers, wholesalers and distributors to produce accurate, compliant Key Data Element (KDE) records at scale while reducing operational costs. This patent protection for this unique innovation is expected to not only create a durable competitive advantage for data error correction and related processes, but also establish yet another moat around our business.”

“Demand for our solutions continues to grow, and our growing presence with smaller ingredient providers for traceability solutions is facilitating deeper cross-selling opportunities across all business lines,” continued Mr. Fields. “We are now driving cross-selling across all solutions. Our structural profitability continues to enable us to invest in our business, develop additional innovative solutions like Touchless Traceability™, and pursue patents for our innovations to build a moat around our business. We are making these investments while continuing to expand our cash balance, streamlining our capital structure and returning meaningful capital to shareholders.”

Second Fiscal Quarter Financial Results (three months ended December 31, 2025, vs. three months ended December 31, 2024):

Total revenue was up 7% to $5.9 million as compared to $5.5 million in the prior-year second quarter. Total operating expense was $4.0 million, down 2% compared to $4.1 million last year. SG&A expense was $3.0 million, up 5% from $2.8 million last year. GAAP net income was $1.7 million compared to $1.6 million. Net income to common shareholders was $1.6 million, or $0.09 per diluted share, compared to $1.5 million, or $0.08 per diluted share, an increase of 13%.

Return of Capital:

In the second quarter of fiscal 2026, the Company redeemed 70,093 preferred shares at the stated redemption price of $10.70 per share for a total of $749,995. As of December 31, 2025, a total of 195,912 shares of Series B preferred were issued and outstanding. Since inception, a total of 641,865 preferred shares, including Series B and Series B-1 preferred, at the redemption price of $10.70 per share have been redeemed for a total of $6.9 million. All Series B-1 preferred shares have been redeemed. The remaining amount available for future preferred redemptions is $2.1 million, At the current rate of redemption, the Company anticipates redeeming all of its preferred shares issued and outstanding on or before September of 2026.

During the second quarter of fiscal 2026, the Company repurchased 79,927 common shares for a total of $1,098,608 or an average of $13.75 per share. The Company has approximately $6.5 million remaining on the $21 million total common share buyback authorization.

On December 19, 2025 the Board declared a quarterly dividend of $0.02 per share to shareholders of record as of December 31, 2025, payable on or about February 14, 2026. This represents the third 10% increase in the Company’s dividend since the dividend was established in September 2022. Subsequent dividends will be paid within 45 days of each fiscal quarter end.

Balance Sheet:

The Company had $28.7 million in cash and cash equivalents at December 31, 2025, compared to $28.6 million at June 30, 2025. As of December 31, 2025, the Company had no bank debt.

Conference Call:

The Company will host a conference call at 4:15 p.m. Eastern today to discuss the Company’s results. The conference call will also be webcast and will be available via the investor relations section of the Company’s website, www.parkcitygroup.com.

Participant Dial-In Numbers:
Date: Tuesday, February 17, 2026

Time: 4:15 p.m. ET (1:15 p.m. PT)

Toll-Free: 1-877-407-9716

Toll/International 1-201-493-6779

Conference ID: 13757946

Replay Dial-In Numbers:

Toll Free: 1-844-512-2921

Toll/International: 1-412-317-6671

Conference ID: 13757946

Replay Start: Tuesday, February 17, 2026, 7:15 p.m. ET

Replay Expiry: Tuesday, March 17, 2026 at 11:59 p.m. ET

About ReposiTrak

ReposiTrak (NYSE: TRAK) provides retailers, suppliers, food manufacturers and wholesalers with a robust solution suite to help reduce risk and remain in compliance with regulatory requirements, enhance operational controls and increase sales with unrivaled brand protection. Consisting of three product families – food traceability, compliance and risk management and supply chain solutions – ReposiTrak’s integrated, cloud-based applications are supported by an unparalleled team of experts. For more information, please visit https://repositrak.com

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to ReposiTrak Inc., Park City Group d/b/a ReposiTrak, or Park City Group, Inc. (“ReposiTrak”) are intended to identify such forward-looking statements. ReposiTrak may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in ReposiTrak annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

John Merrill, CFO

Investor-relations@repositrak.com

Or

FNK IR

Rob Fink

646.809.4048

rob@fnkir.com

REPOSITRAK, INC.

Consolidated Condensed Balance Sheets (Unaudited)

	December 31,	June 30,
	2025	2025
Assets
Current Assets
Cash	$28,706,493	$28,568,805
Receivables, net of allowance for doubtful accounts of $247,545 and $242,437 at December 31, 2025 and June 30, 2025, respectively	4,853,895	4,133,026
Contract asset – unbilled current portion	481,908	428,585
Prepaid expense and other current assets	927,600	555,384
Total Current Assets	34,969,896	33,685,800

Property and equipment, net	430,887	602,172

Other Assets:
Deposits and other assets	22,414	22,414
Prepaid expense – less current portion	4,404	6,568
Goodwill	20,883,886	20,883,886
Capitalized software costs, net	-	128,207
Total Other Assets	20,910,704	21,041,075

Total Assets	$56,311,487	$55,329,047

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$189,226	$282,146
Accrued liabilities	2,351,560	1,841,839
Contract liability – deferred revenue	3,646,520	3,175,908
Notes payable and financing leases – current	233,401	231,225
Total current liabilities	6,420,707	5,531,118

Long-term liabilities
Notes payable and financing leases – less current portion	170,442	278,748
Total liabilities	6,591,149	5,809,866

Commitments and contingencies

Stockholders’ equity:
Preferred Stock; $0.01 par value, 30,000,000 shares authorized;
Series B Preferred, 700,000 shares authorized; 195,912 and 336,098 shares issued and outstanding at December 31, 2025 and June 30, 2025, respectively	1,959	3,361
Common Stock, $0.01 par value, 50,000,000 shares authorized; 18,211,681 and 18,282,805 and issued and outstanding at December 31, 2025 and June 30, 2025, respectively	182,119	182,830
Additional paid-in capital	59,819,578	62,181,156
Accumulated other comprehensive loss	(19,845)	(11,256)
Accumulated deficit	(10,263,473)	(12,836,910)
Total stockholders’ equity	49,720,338	49,519,181
Total liabilities and stockholders’ equity	$56,311,487	$55,329,047

REPOSITRAK, INC.

Consolidated Condensed Statements of Operations and Comprehensive Income (Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2025	2024	2025	2024

Revenue	$5,856,811	$5,490,908	$11,828,278	$10,932,050

Operating expense:
Cost of revenue and product support	853,744	1,002,556	1,707,896	1,861,775
Sales and marketing	1,494,342	1,455,036	3,101,811	2,984,136
General and administrative	1,467,862	1,376,553	2,840,089	2,669,104
Depreciation and amortization	223,930	304,712	467,676	584,923
Total operating expense	4,039,878	4,138,857	8,117,472	8,099,938

Income from operations	1,816,933	1,352,051	3,710,806	2,832,112

Other income (expense):
Interest income	397,493	354,633	760,902	704,166
Interest expense	(9,412)	(12,033)	(20,739)	(22,205)
Realized gain (loss) on short term investments	-	-	(20,246)	-
Unrealized gain (loss) on short term investments	(68,974)	8,534	(25,155)	4,267
Income before income taxes	2,136,040	1,703,185	4,405,568	3,518,340

(Provision) for income taxes:	(450,000)	(152,105)	(899,999)	(302,105)
Net income	1,686,040	1,551,080	3,505,569	3,216,235

Dividends on preferred stock	(46,551)	(95,616)	(105,368)	(203,498)

Net income applicable to common shareholders	$1,639,489	$1,455,464	$3,400,201	$3,012,737

Weighted average shares, basic	18,269,000	18,254,000	18,279,000	18,249,000
Weighted average shares, diluted	19,053,000	19,143,000	19,094,000	19,122,000
Basic income per share	$0.09	$0.08	$0.19	$0.17
Diluted income per share	$0.09	$0.08	$0.18	$0.16
Comprehensive income:
Net income	$1,686,040	$1,551,080	$3,505,569	$3,216,235
Other comprehensive gain:
Unrealized gain (loss) on available-for-sale securities	20	(15,217)	(8,589)	18,869
Total comprehensive income	$1,686,060	$1,535,863	$3,496,980	$3,235,104

REPOSITRAK, INC.

Consolidated Condensed Statements of Cash Flows (Unaudited)

	Six Months Ended
	December 31,
	2025	2024
Cash flows from operating activities:
Net income	$3,505,569	$3,216,235
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	467,676	584,923
Amortization of operating right of use asset	-	31,352
Stock compensation expense	257,056	202,987
Bad debt expense	450,000	300,000
(Increase) decrease in:
Accounts receivables	(1,224,192)	(460,270)
Long-term receivables, prepaids and other assets	(526,487)	(54,102)
Increase (decrease) in:
Accounts payable	(92,920)	26,786
Operating lease liability	-	(31,218)
Accrued liabilities	469,358	(207,036)
Deferred revenue	470,612	1,718,973
Net cash provided by operating activities	3,776,672	5,328,630

Cash flows from investing activities:
Purchase of property and equipment	(11,749)	-
Sale (purchase) of marketable securities	(8,589)	18,869
Net cash provided by (used in) investing activities	(20,338)	18,869

Cash flows from financing activities:
Common Stock buyback/retirement	(1,248,593)	(100,016)
Redemption of Series B Preferred	(1,499,990)	(1,499,980)
Proceeds from exercise of warrants	-	79,120
Proceeds from employee stock plan	63,479	64,352
Dividends paid	(827,412)	(831,898)
Payments on notes payable and capital leases	(106,130)	(171,541)
Net cash used in financing activities	(3,618,646)	(2,459,963)

Net increase (decrease) in cash and cash equivalents	137,688	2,887,536

Cash and cash equivalents at beginning of period	28,568,805	25,153,862
Cash and cash equivalents at end of period	$28,706,493	$28,041,398

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$708,943	$375,119
Cash paid for interest	$7,430	$4,832
Cash paid for operating leases	$-	$37,371

Supplemental disclosure of non-cash investing and financing activities:
Common stock to pay accrued liabilities	$223,144	$137,440
Dividends accrued on preferred stock	$105,368	$203,498
Right-of-use asset	$-	$654,444